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                                                                    Exhibit 99.1

LEAPNET RECEIVES NOTIFICATION FROM NASDAQ
LISTING QUALIFICATIONS DEPARTMENT
Company Responds by Proposing Five-for-One Reverse Stock Split

       CHICAGO, IL, May 10, 2001 - Leapnet, Inc. (Nasdaq: LEAP), an Internet professional services company, today announced that it received a Nasdaq Staff Determination on May 8, 2001 indicating that the Company fails to comply with the minimum bid price requirement for continued listing set forth in Marketplace Rule 4450(a)(5), and that its securities are, therefore, subject to delisting from The Nasdaq National Market. The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance that the Panel will grant the Company's request for continued listing.

       Leapnet's Board of Directors has approved a proposal to amend the Company's Certificate of Incorporation to effect a five-for-one reverse stock split of its outstanding Common Stock. This proposal is being submitted for shareholder approval at the Annual Meeting scheduled on June 5, 2001.

1.1.1.a.i.1.1.1     About Leapnet

                              Leapnet, Inc. (Nasdaq: LEAP) is an Internet professional services company that creates ingenious solutions to help businesses connect with the people and systems vital to their success. By drawing on its significant expertise in Creative & Marketing, Technology, and eConsulting, Leapnet has been able to consistently transform opportunity into value for market-leading clients, including Adobe, Amadeus, American Airlines, Anheuser-Busch, Apple Computer, Ernst & Young, Lincoln Financial Group, Microsoft, Morningstar, MSNBC.com, Northern Trust, SAM'S Club, Starwood Hotels and Resorts, Sunoco, Unisys, Wal-Mart, Williams, and more. Headquartered in Chicago, Leapnet employs approximately 350 talented professionals in four office locations.


This press release contains forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. A number of important factors could cause the Company's actual results, performance or achievements for fiscal 2001 and beyond to differ materially from that expressed in such forward-looking statements. These factors are set forth in the Company's filings with the Securities and Exchange Commission and include, without limitation, material changes in economic conditions in the markets served by the Company's clients, general economic conditions, competition in the Company's industry, operating losses, uncertainties relating to the developing market for new media, changing technologies, seasonality, ability to collect amounts owed to the Company, failure to accurately estimate the time and resources necessary for the performance of services, ability to maintain and expand name recognition, the Company's dependence on key clients and projects and key personnel, costs and uncertainties relating to closing offices, potential adverse effects of litigation, and the ability of the Company to maintain the listing on The Nasdaq National Market or another principal trading exchange. Loss of a key client or a significant reduction in business from a key client could have a significant adverse effect on the Company's business and results of operations.
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